Exhibit 5.1


                   JONES, WALDO, HOLBROOK & McDONOUGH
                   Post Office Box 45444 (84145-0044)
                       1500 First Interstate Plaza
                          170 South Main Street
                       Salt Lake City, Utah  84101

                              June 7, 1996


Lifschultz Industries, Inc.
641 West 59th Street
New York, New York  10019

     Re:     SEC Form S-8 Registration Statement
             -----------------------------------


Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") as it is proposed to be filed by Lifschultz Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on or around June 7, 1996. The Registration Statement will register with the SEC up to 3,026,036 shares of the Company's common stock (the "Shares") for public trading under the Securities Act of 1993, as amended. In preparing this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, and the Company's Bylaws.

     Subject to the above qualifications and assumptions, it is our opinion that, when the Shares are sold in accordance with the Registration Statement (assuming compliance with the terms of options pertaining to any of the Shares), the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                   JONES, WALDO, HOLBROOK & McDONOUGH



                  /s/ Jones, Waldo, Holbrook & McDonough
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